Exhibit 99.1

Heritage Commerce Corp Reports Second Quarter 2018 Earnings;

Acquisitions of Tri-Valley Bank and United American Bank Completed

San Jose, CA — July 26, 2018 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the “Company”) for Heritage Bank of Commerce (the “Bank” or “HBC”), today reported net income of $915,000, or $0.02 per average diluted common share for the second quarter of 2018, compared to $7.4 million, or $0.19 per average diluted common share for the second quarter of 2017, and $8.8 million, or $0.23 per average diluted common share for the first quarter of 2018.  For the six months ended June 30, 2018, net income was  $9.7 million, or $0.24 per average diluted common share, compared to $14.0 million, or $0.36 per average diluted common share, for the six months ended June 30, 2017.      Earnings for the second quarter of 2018 and for the first six months of 2018 were negatively impacted by merger-related costs of $8.2 million and $8.8 million, respectively, associated with the acquisitions of Tri-Valley Bank (“Tri-Valley”) on April 6, 2018, and United American Bank (“United American”) on May 4, 2018, as well as a $6.1 million specific reserve for a lending relationship that was placed on nonaccrual during the second quarter of 2018. These costs were partially offset by a $1.3 million legal settlement recovery.   All results are unaudited.

“We successfully completed the mergers of Tri-Valley and United American into HBC during the second quarter of 2018,  increasing our assets by approximately $500 million. These acquisitions expand our market presence in San Mateo County and Alameda County and improve our access to San Francisco County, bolstering our position in the San Francisco Bay Area, and marks our fourth successful strategic transaction in the last four years,” said Walter Kaczmarek, President and Chief Executive Officer.  “We welcome our new customers, employees and shareholders to Heritage and look forward to providing for their needs.”

“With the system conversion and integration costs related to the Tri-Valley and United American acquisitions behind us, we are positioned to continue our focus on high quality earnings growth.  The acquisitions already resulted in the net interest margin improving by 17 basis points, and net interest income increasing  14% for the second quarter of 2018, compared to the first quarter of 2018, and the loan to deposit ratio increasing to 72.91% at June 30, 2018, compared to 65.69% at March 31,2018,” added Mr. Kaczmarek.  Severance, retention, acquisition, and integration costs related to the two mergers totaled $8.2 million for the second quarter of 2018, and $8.8 million for the first six months of 2018.

“With the exception of one lending relationship and resulting increase in nonperforming loans, asset quality remains solid,” said Mr. Kaczmarek.

Second Quarter 2018 Highlights (as of, or for the periods ended June 30, 2018, compared to March 31, 2018 and June 30, 2017, except as noted):

♦

Diluted earnings per share was  $0.02 for the second quarter of 2018, compared to $0.19 for the second quarter of 2017, and $0.23 for the first quarter of 2018.   Diluted earnings per share totaled $0.24 for the first six months of 2018, compared to $0.36 per diluted share for the first six months of 2017.

♦

For the second quarter of 2018, the return on average tangible assets decreased to 0.12%, and the return on average tangible equity decreased to  1.49%, compared to 1.14% and 14.00%, respectively, for the second quarter of 2017, and 1.31% and 16.30%, respectively, for the first quarter of 2018.  The return on average tangible assets was 0.69%, and the return on average tangible equity was 8.43%, for the first six months of 2018, compared to 1.10% and 13.41%, respectively, for the first six months of 2017.

♦

Net interest income before provision for loan losses increased 21% to $30.2 million for the second quarter of 2018, compared to $24.9 million for the second quarter of 2017, and increased 14% from $26.3 million for the first quarter of 2018.  For the first six months of 2018, net interest income increased 16% to $56.5 million, compared to $48.8 million for the first six months of 2017.

•

For the second quarter of 2018, the fully tax equivalent (“FTE”) net interest margin improved 23 basis points to 4.30% from 4.07% for the second quarter of 2017.  The improvement was primarily due to a higher average balance of loans and securities, an increase in the accretion of the loan purchase discount into loan interest income from the Tri-Valley Bank and the United American Bank acquisitions in the second quarter of 2018, and the impact of increases in the prime rate on loan yields and overnight funds.

•

The net interest margin improved 17 basis points to 4.30% for the second quarter of 2018, from 4.13% for the first quarter of 2018.  The improvement was primarily due to higher average balances and yields on loans, an increase in the accretion of the loan purchase discount into loan interest income from the acquisitions, the impact of increases in the prime rate on overnight funds, and a lower average balance of lower yielding excess funds at the Federal Reserve Bank.

•

For the first six months of 2018, the net interest margin increased 16 basis points to 4.22%, compared to 4.06% for the first six months of 2017,  primarily due to a higher average balance of loans and securities, an increase in the accretion of the loan purchase discount into loan interest income from the acquisitions, and the impact of increases in the prime rate on loan yields and overnight funds.

♦

The total purchase discount on loans from Focus Business Bank (“Focus”) loan portfolio was $5.4 million on the acquisition date of August 20, 2015, of which $892,000 remains as of June 30, 2018.  The total purchase discount on loans from Tri-Valley loan portfolio was $2.6 million on the acquisition date of April 6, 2018, of which $2.5 million remains as of June 30, 2018.    The total purchase discount on loans from United American loan portfolio was $4.7 million on the acquisition date of May 4, 2018, of which $4.4 million remains as of June 30, 2018.

•

The accretion of the loan purchase discount into loan interest income from the three acquisitions was $669,000 for the second quarter of 2018, compared to $257,000 for the second quarter of 2017, and $57,000 for the first quarter of 2018.

•	The accretion of the loan purchase discount into loan interest income from the three acquisitions was $726,000 for the first six months of 2018, compared to $470,000 for the first six months of 2017.

♦

Loans, excluding loans held-for-sale, increased $390.3 million, or 25%, to $1.96 billion at June 30, 2018, compared to $1.57 billion at June 30, 2017, which included $209.3 million in loans from United American, at fair value, $117.4 million in loans from Tri-Valley, at fair value, and an increase of $72.9 million, or 5% in the Company’s legacy portfolio,  partially offset by a decrease of $8.0  million in purchased residential mortgage loans.

•

Loans increased $365.4 million, or 23%, to $1.96 billion at June 30, 2018, compared to $1.59 billion at March 31, 2018, which included $209.3 million in loans from United American, $117.4 million in loans from Tri-Valley, and an increase of $41.3 million, or 3% in the Company’s legacy portfolio.

♦

The allowance for loan losses (“ALLL”) was 1.36% of total loans at June 30, 2018, compared to 1.24% at June 30, 2017, and 1.27% at March  31, 2018.  The ALLL to total nonperforming loans decreased to 100.45% at June 30, 2018, compared to 614.22% at June 30, 2017, and 530.67% at March  31, 2018, primarily due to the $22.9 million lending relationship that was placed on nonaccrual during the second quarter of 2018 and the Tri-Valley and United American acquisitions.  The loans acquired from Tri-Valley and United American are included in total loans; however, there was minimal allowance for loan losses attributed to these loans at June 30, 2018 because upon acquisition they were marked to fair value.

•

Nonperforming assets (“NPAs”) increased to $26.5 million, or 0.85% of total assets, at June 30, 2018, compared to $3.3 million, or 0.12% of total assets, at June 30, 2017, and $3.8 million, or 0.14% of total assets, at March  31, 2018, primarily due to the $22.9 million lending relationship that was placed on nonaccrual during the second quarter of 2018.  Based on information received in July 2018 from a borrower regarding events that occurred in the second quarter of 2018, management of the Company determined that secured loans associated with that borrower’s $22.9 million lending relationship became impaired and were placed on nonaccrual status as of June 30, 2018.  The Company recorded a $6.1 million specific reserve for this relationship, and accordingly, increased the provision for loan losses by $6.1 million for the second quarter of 2018.

•     Classified assets increased to  $32.3 million, or 1.03% of total assets, at June 30, 2018, compared to $7.5 million, or 0.27% of total assets, at June 30, 2017, primarily due to the $22.9 million lending relationship that was moved to classified assets.  Classified assets were $30.8 million, or 1.10% of total assets, at March 31, 2018.

•

Net charge-offs totaled $673,000 for the second quarter of 2018, compared to net recoveries of $308,000 for the second quarter of 2017, and net charge-offs of $25,000 for the first quarter of 2018.  The net charge-offs of $673,000 for the second quarter of 2018 included a $750,000 unsecured commercial loan, partially offset by smaller net recoveries.

•     There was a $7.2 million provision for loan losses for the second quarter of 2018, compared to a ($46,000) credit to provision for loan losses for the second quarter of 2017, and a  $506,000 provision for loan losses for the first quarter of 2018.  There was a $7.7 million provision for loan losses for the six months ended June 30, 2018, compared to a $275,000 provision for loan losses for the six months ended June 30, 2017.  The increase in the provision for loan losses for the second quarter of 2018 and first six months of 2018 was primarily due to the $6.1 million specific reserve on the $22.9 million lending relationship.

♦

Total deposits increased $308.9 million, or 13%, to $2.68 billion at June 30, 2018, compared to $2.37 billion at June 30, 2017,  which included $273.7 million, at fair value, in deposits from United American, $92.7 million, at fair value, in deposits from Tri-Valley, and an increase of $7.5 million in the Company’s legacy deposits, partially offset by the maturity of $65.0 million State of California certificates of deposits.

•

Total deposits increased $261.4 million, or 11%, to $2.68 billion at June 30, 2018, compared to $2.42 billion at March 31, 2018, which included $273.7 million in deposits from United American, and $92.7 million in deposits from Tri-Valley, partially offset by a decrease of $105.0 million in the Company’s legacy deposits, of which $46.0 million were real estate exchange balances that liquidated.

♦

The Company’s consolidated capital ratios exceeded regulatory guidelines and the Bank’s capital ratios exceeded the regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at June 30, 2018.

			Well-capitalized	Fully Phased-in
			Financial	Basel III
			Institution	Minimal
	Heritage	Heritage	Basel III	Requirement (1)
	Commerce	Bank of	Regulatory	Effective
CAPITAL RATIOS	Corp	Commerce	Guidelines	January 1, 2019
Total Risk-Based	13.5%	12.5%	10.0%	10.5%
Tier 1 Risk-Based	10.7%	11.4%	8.0%	8.5%
Common Equity Tier 1 Risk-Based	10.7%	11.4%	6.5%	7.0%
Leverage	8.7%	9.3%	5.0%	4.0%

(1)	Fully phased in Basel III requirements for both the Company and the Bank include a 2.5% capital conservation buffer, except the leverage ratio.

Operating Results

Net interest income before the provision for loan losses increased 21% to $30.2 million for the second quarter of 2018, compared to $24.9 million for the second quarter of 2017, and increased 14% from $26.3 million for the first quarter of 2018.  Net interest income increased 16% to $56.5 million for the first six months of 2018, compared to $48.8 million for the first six months of 2017. Net interest income increased for the second quarter of 2018 and the first six months of 2018, compared to the respective periods in 2017, primarily due to the impact of the increase in loans and deposits from the Tri-Valley and United American acquisitions, in addition to modest organic loan growth.

For the second quarter of 2018, the net interest margin (FTE) increased 23 basis points to 4.30% from 4.07% for the second quarter of 2017.  The increase was primarily due to a higher average balance of loans and securities, an increase in the accretion of the loan purchase discount into loan interest income from the Tri-Valley Bank and United American Bank acquisitions in the second quarter of 2018, and the impact of increases in the prime rate on loan yields and overnight funds.  The net interest margin improved 17 basis points from 4.13% for the first quarter of 2018.  The improvement was primarily due to higher average balances and yields on loans, an increase in the accretion of the loan purchase discount into loan interest income from the acquisitions, the impact of increases in the prime rate on overnight funds, and a lower average balance of lower yielding excess funds at the Federal Reserve Bank.

For the first six months of 2018, the net interest margin increased 16 basis points to 4.22%, compared to 4.06% for the first six months of 2017, primarily due to a higher average balance of loans and securities, an increase in the accretion of the loan purchase discount into loan interest income from the acquisitions, and the impact of increases in the prime rate on loan yields and overnight funds.

There was a $7.2 million provision for loan losses for the second quarter of 2018, compared to a credit to the provision for loan losses of ($46,000) for the second quarter of 2017, and a  $506,000 provision for loan losses for the first quarter of 2018.  There was a $7.7 million provision for loan losses for the six months ended June 30, 2018, compared to a $275,000 provision for loan losses for the six months ended June 30, 2017.    The increase in the provision for loan losses for the second quarter of 2018 and first six months of 2018 was primarily due to the $6.1 million specific reserve on the $22.9 million lending relationship.

Total noninterest income increased to  $2.8 million for the second quarter of 2018, compared to $2.3 million for the second quarter of 2017 and $2.2 million for the first quarter of 2018.  For the six months ended June 30, 2018, noninterest income increased to  $5.0 million, compared to $4.6 million for the six months ended June 30, 2017.  The increase in noninterest income for the second quarter of 2018 and first six months of 2018, was primarily due to a legal settlement recovery.  The Company received $1.3 million proceeds from a legal settlement during the second quarter of 2018, of which $377,000 was recorded in other noninterest income, and $922,000 was credited to professional fees for recaptured legal fees previously paid by the Company.

Total noninterest expense for the second quarter of 2018 was $24.9 million, compared to $15.3 million for the second quarter of 2017 and $16.0 million the first quarter of 2018.  Noninterest expense for the six months ended June 30, 2018 was $40.9 million, compared to $30.6 million for the six months ended June 30, 2017. The increase in noninterest expense in the second quarter of 2018 and the first six months of 2018, compared to the respective periods in 2017, was primarily due to costs related to the merger transactions and higher salaries and employee benefits as a result of annual salary increases,  and additional operating costs of Tri-Valley and United American, partially offset by lower professional fees.  Other noninterest expense included pre-tax acquisition and integration costs of $4.8 million and $5.4 million for the second quarter of 2018 and first six months of 2018, respectively. In addition, salaries and employee benefits included severance and retention expense of $3.4 million related to the Tri-Valley and United American acquisitions, for total severance, retention, acquisition and integration costs of $8.2 million for the second quarter of 2018 and $8.8 million first six months of 2018.    Professional fees decreased to ($289,000) for the second quarter of 2018, compared to $673,000 for the second quarter of 2017, and $684,000 for the first quarter of 2018, primarily due to the recovery of $922,000 of professional fees from a legal settlement in the second quarter of 2018.   Full time equivalent employees were 303 at June 30, 2018,  269 at June 30, 2017, and 271 at March 31, 2018.

The efficiency ratio for the second quarter of 2018 was 75.47%, compared to 56.03% for the second quarter of 2017, and 56.02% for the first quarter of 2018.  The efficiency ratio for the six months ended June 30, 2018 was 66.44%, compared to 57.33% for the six months ended June 30, 2017.

The income tax benefit for the second quarter of 2018 was ($31,000), compared to income tax expense of $4.6 million for the second quarter of 2017, and income tax expense of $3.2 million for the first quarter of 2018.  The effective tax rate for the second quarter of 2018 decreased to (3.5%), compared to 38.0% for the second quarter of 2017,  primarily due to lower pre-tax income in the second quarter of 2018, compared to the first quarter of 2018, resulting in a year-to-date tax adjustment and a lower federal corporate tax rate for the second quarter of 2018.  On December 22, 2017, H.R.1, commonly known as the Tax Cuts and Jobs Act (the “Tax Act”), was signed into law, which among other items reduced the federal corporate tax rate to 21% from 35%, effective January 1, 2018.  The effective tax rate was 26.9% for the first quarter of 2018.      Income tax expense for the six months ended June 30, 2018 was $3.2 million, compared to $8.5 million for the six months ended June 30, 2017. The effective tax rate for the six months ended June 30, 2018 was 24.8%, compared to 37.8% for the six months ended June 30, 2017.  The difference in the effective tax rate for the periods reported compared to the combined Federal and state statutory tax rate of 29.6% for the second quarter of 2018 and the first six months of 2018, and 42% for the second quarter of 2017 and first six months of 2017, is primarily the result of the Company’s investment in life insurance policies whose earnings are not subject to taxes, tax credits related to investments in low income housing limited partnerships (net of low income housing investment losses), and tax-exempt interest income earned on municipal bonds.

Balance Sheet Review, Capital Management and Credit Quality

Total assets increased 14% to $3.12 billion at June 30, 2018, compared to $2.73 billion at June 30, 2017, and increased 12%  from $2.79 billion at March  31, 2018.  The increase in total assets at June 30, 2018 was primarily due to the Tri-Valley and United American acquisitions.  Tri-Valley added $117.4 million in loans, at fair value, and $92.7 in deposits, at fair value, at June 30, 2018.  United American added $7.4 million in investment securities available-for-sale, at fair value, $209.3 million in loans, at fair value, and $273.7 million in deposits, at fair value, at June 30, 2018.

Securities available-for-sale, at fair value, totaled $335.9 million at June 30, 2018, compared to $369.9 million at June 30, 2017, and $344.8 million at March  31, 2018.  At June 30, 2018, the Company’s securities available-for-sale portfolio was comprised of $328.5 million agency mortgage-backed securities (all issued by U.S. Government sponsored entities) and $7.4 million U.S. Government sponsored entities debt securities. The pre-tax unrealized loss on securities available-for-sale at June 30, 2018 was ($10.8) million, compared to a pre-tax unrealized gain on securities available-for-sale of $472,000 at June 30, 2017, and a pre-tax unrealized loss on securities available-for-sale of ($9.5) million at March  31, 2018.  All other factors remaining the same, when market interest rates are rising, the Company will experience a lower unrealized gain (or a higher unrealized loss) on the securities portfolio. Investment securities available-for-sale acquired from United American totaled $63.7 million, at fair value, on May 4, 2018.  Subsequent to closing, the Company sold $55.4 million of these securities, for a gain on sale of securities of $179,000.

At June 30, 2018,  securities held-to-maturity, at amortized cost, totaled $388.6 million, compared to $368.3 million at June 30, 2017, and $395.3 million at March  31, 2018.  At June 30, 2018, the Company’s securities held-to-maturity portfolio was comprised of $300.7 million agency mortgage-backed securities, and $87.9 million tax-exempt municipal bonds.   During the second quarter of 2018, the Company purchased $6.3 million of agency mortgage-backed securities held-to-maturity, with a weighted average book yield of 3.39%, and a weighted average duration of 6.79 years.

Loans, excluding loans held-for-sale, increased $390.3 million, or 25%, to $1.96 billion at June 30, 2018, compared to $1.57 billion at June 30, 2017, which included $209.3 million in loans from United American, $117.4 million in loans from Tri-Valley, and an increase of $72.9 million, or 5% in the Company’s legacy portfolio, partially offset by a decrease of $8.0 million in purchased residential mortgage loans.  Loans increased $365.4 million, or 23%, to $1.96 billion at June 30, 2018, compared to $1.59 billion at March 31, 2018, which included $209.3 million in loans from United American, $117.4 million in loans from Tri-Valley, and an increase of $41.3 million, or 3% in the Company’s legacy portfolio.

The loan portfolio remains well-diversified with commercial and industrial (“C&I”) loans accounting for 31% of the loan portfolio at June 30, 2018, which included $63.5 million of factored receivables.  Commercial real estate (“CRE”) loans accounted for 53% of the total loan portfolio, of which 39% were occupied by businesses that own them.  Consumer and home equity loans accounted for 7% of total loans, land and construction loans accounted for 6% of total loans, and residential mortgage loans accounted for the remaining 3% of total loans at June 30, 2018.

The commercial loan portfolio decreased $1.2 million to $609.5 million at June 30, 2018, from $610.7 million at June 30, 2017, which included a decrease of $30.9 million in the Company’s legacy portfolio, partially offset by $18.7 million of loans added from United American, and $11.0 million of loans added from Tri-Valley.  The commercial loan portfolio increased $36.7 million from $572.8 million at March  31, 2018, which included $18.7 million of loans added from United American, $11.0 million of loans added from Tri-Valley, and an increase of $7.0 million, or 1%, in the Company’s legacy portfolio.  C&I line usage was 37% at June 30, 2018 and March 31, 2018, compared to 40% at June 30, 2017.

The CRE loan portfolio increased $299.3 million, or 41%, to $1.03 billion at June 30, 2018, compared to $731.5 million at June 30, 2017, which included $140.3 million of loans added from United American, $94.6 million of loans added from Tri-Valley, and an increase of $65.8 million, or 9%, in the Company’s legacy portfolio, partially offset by a decrease of $1.4 million in purchased CRE loans.  The CRE loan portfolio increased $255.3 million, or 33%,  from $775.5 million at March  31, 2018, which included $140.3 million of loans added from United American, $94.6 million of loans added from Tri-Valley, and an increase of $20.9 million, or 3% in the Company’s legacy portfolio.

Land and construction loans increased $46.0 million, or 56%, to $128.9 million at June 30, 2018, compared to $82.9 million at June 30, 2017, and increased $15.4 million, or 14% from $113.5 million at March 31, 2018, primarily due to organic growth and $1.4 million of loans added from United American.

Home equity lines of credit increased $41.3 million, or 52%, to $121.3 million at June 30, 2018, compared to $79.9 million at June 30, 2017, which included $34.6 million of loans added from United American, and $11.8 million of loans added from Tri-Valley, partially offset by a decrease of $5.1 million in the Company’s legacy portfolio.  Home equity lines of credit increased $45.2 million, or 59%, compared to $76.1 million at March 31, 2018, which included $34.7 million of loans added from United American, and $11.8 million of loans added from Tri-Valley.

Residential mortgage loans increased $5.6 million, or 12%, to $54.4 million at June 30, 2018, compared to $48.7 million at June 30, 2017, primarily due to $13.6 million of loans added from United American, partially offset by an $8.0 million decrease in purchased residential mortgage loans.  Residential mortgage loans increased $11.5 million, or 27%, at June 30, 2018, compared to $42.9 million at March 31, 2018, primarily due to $13.6 million of loans added from United American, partially offset by a $2.1 million decrease in purchased residential mortgage loans.

The average yield on the loan portfolio increased to 5.75% for the second quarter of 2018, compared to 5.64% for the second quarter of 2017, primarily due to an increase in the accretion of the loan purchase discount into loan interest income from the acquisitions,  and remained relatively flat from 5.76% for the first quarter of 2018.  The average yield on the Company’s legacy loan portfolio (excluding the purchased residential loans, purchased CRE loans, factored receivables portfolio, and accretion of the loan purchase discount from the acquisitions)  decreased 2 basis points for the second quarter of 2018, compared to the second quarter of 2017, and decreased 12 basis points from the first quarter of 2018.  The average yield on the purchased residential loans was 2.71% for the second quarter of 2018, compared to 2.82% for the second quarter of 2017, and 2.73% for the first quarter of 2018.  The average yield on the purchased CRE loans was 3.58% for the second quarter of 2018, compared to 3.51% the second quarter of 2017,  and 3.52%  the first quarter of 2018.

The yield on the loan portfolio increased to 5.76% for the first six months of 2018, compared to 5.59% for the first six months of 2017, primarily due to an increase in accretion of the loan purchase discount into loan interest income from the acquisitions.  The yield on the Company’s legacy loan portfolio (excluding the purchased residential loans, purchased CRE loans, factored receivables portfolio, and accretion of the loan purchase discount from the acquisitions) increased 9 basis points for the first six months of 2018, compared to the first six months of 2017.  The yield on the purchased residential loans was 2.72% for the first six months of 2018, compared to 2.66% for the first six months of 2017.  The yield on the purchased CRE loans was 3.55% for the first six months of 2018, compared to 3.50% for the first six months of 2017.

The accretion of the loan purchase discount into loan interest income from the three acquisitions was $669,000 for the second quarter of 2018, compared to $257,000 for the second quarter of 2017, and $57,000 for the first quarter of 2018.  The accretion of the loan purchase discount into loan interest income from the three acquisitions was $726,000 for the first six months of 2018, compared to $470,000 for the first six months of 2017.  The total purchase discount on loans from Focus loan portfolio was $5.4 million on the acquisition date of August 20, 2015, of which $892,000 remains as of June 30, 2018.  The total purchase discount on loans from Tri-Valley loan portfolio was $2.6 million on the acquisition date of April 6, 2018, of which $2.5 million remains as of June 30, 2018.  The total purchase discount on loans from United American loan portfolio was $4.7 million on the acquisition date of May 4, 2018, of which $4.4 million remains as of June 30, 2018.

At June 30, 2018, NPAs were  $26.7 million, or 0.85% of total assets, compared to $3.3 million, or 0.12% of total assets, at June 30, 2017, and $3.8 million, or 0.14% of total assets, at March  31, 2018, primarily due to the $22.9 million lending relationship that was placed on nonaccrual during the second quarter of 2018.    There were no foreclosed assets at June 30, 2018 and March 31, 2018, compared to $183,000 at June 30, 2017.  The following is a breakout of NPAs at the periods indicated:

	End of Period:
NONPERFORMING ASSETS	June 30, 2018		March 31, 2018		June 30, 2017
(in $000’s, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
Commercial and industrial loans	$19,545	74%	$2,291	60%	$1,512	45%
CRE loans	5,801	22%	501	13%	501	15%
Restructured and loans over 90 days past due and still accruing	511	2%	158	4%	171	5%
Home equity and consumer loans	351	1%	364	10%	401	12%
SBA loans	337	1%	481	13%	384	11%
Land and construction loans	—	—	—	—	189	6%
Foreclosed assets	—	—	—	—	183	6%
Total nonperforming assets	$26,545	100%	$3,795	100%	$3,341	100%

Classified assets increased to $32.3 million, or 1.03% of total assets, at June 30, 2018, compared to $7.5 million, or 0.27% of total assets, at June 30, 2017, primarily due to the $22.9 million lending relationship that was moved to classified assets.  Classified assets were $30.8 million, or 1.10% of total assets, at March 31, 2018.

The following table summarizes the allowance for loan losses:

	For the Quarter Ended			For the Six Months Ended
ALLOWANCE FOR LOAN LOSSES	June 30,	March 31,	June 30,	June 30,	June 30,
(in $000’s, unaudited)	2018	2018	2017	2018	2017
Balance at beginning of period	$20,139	$19,658	$19,135	$19,658	$19,089
Provision (credit) for loan losses during the period	7,198	506	(46)	7,704	275
Net recoveries (charge-offs) during the period	(673)	(25)	308	(698)	33
Balance at end of period	$26,664	$20,139	$19,397	$26,664	$19,397

Total loans, net of deferred fees	$1,956,633	$1,591,201	$1,566,324	$1,956,633	$1,566,324
Total nonperforming loans	$26,545	$3,795	$3,158	$26,545	$3,158
Allowance for loan losses to total loans	1.36%	1.27%	1.24%	1.36%	1.24%
Allowance for loan losses to total nonperforming loans	100.45%	530.67%	614.22%	100.45%	614.22%

The ALLL at June 30, 2018 was 1.36% of total loans, compared to 1.24% at June 30, 2017, and 1.27% at March  31, 2018.  The ALLL to total nonperforming loans decreased to 100.45% at June 30, 2018, compared to 614.22% at June 30, 2017, and 530.67% at March 31, 2018, primarily due to the $22.9 million lending relationship that was placed on nonaccrual during the second quarter of 2018 and the Tri-Valley and United American acquisitions.  The loans acquired from Tri-Valley and United American are included in total loans; however, there was minimal allowance for loan losses attributed to these loans at June 30, 2018 because upon acquisition they were marked to fair value.

Net charge-offs totaled $673,000 for the second quarter of 2018, compared to net recoveries of $308,000 for the second quarter of 2017, and net charge-offs of $25,000 for the first quarter of 2018.  The net charge-offs of $673,000 for the second quarter of 2018 included a $750,000 unsecured commercial loan, partially offset by smaller net recoveries.

Total deposits increased $308.9 million, or 13%, to $2.68 billion at June 30, 2018, compared to $2.37 billion at June 30, 2017, which included $273.7 million in deposits from United American, $92.7 million in deposits from Tri-Valley, and an increase of $7.5 million in the Company’s legacy deposits, partially offset by the maturity of $65.0 million State of California certificates of deposits.  Total deposits increased $261.4 million, or 11%, to $2.68 billion at June 30, 2018, compared to $2.42 billion at March 31, 2018, which included $273.7 million in deposits from United American, and $92.7 million in deposits from Tri-Valley, partially offset by a decrease of $105.0 million in the Company’s legacy deposits, of which $46.0 million were real estate exchange balances that liquidated.

Deposits, excluding all time deposits and CDARS deposits, increased $355.9 million, or 16%, to $2.51 billion at June 30, 2018, compared to $2.16 billion at June 30, 2017, which included $237.5 million of deposits added from United American, $83.0 million of deposits added from Tri-Valley, and an increase of $35.4 million, or 2%, in the Company’s legacy deposits.  Deposits, excluding all time deposits and CDARS deposits, increased $227.7 million, or 10%, compared to $2.29 billion at March 31, 2018, which included $237.5 million of deposits added from United American, $83.0 million of deposits added from Tri-Valley, partially offset by a decrease of $92.8 million, or (4%), in the Company’s legacy deposits, of which $46.0 million were real estate exchange balances that liquidated.

Time deposits of $250,000 and over decreased $65.8 million, or (45%), to $81.4 million at June 30, 2018, compared to $147.2 million at June 30, 2017, which included the maturity of $65.0 million State of California certificates of deposits, and a decrease of $21.8 million, or (27%), in the Company’s legacy deposits, partially offset by $16.7 million of deposits added from United American, and $4.3 million of deposits added from Tri-Valley.  Time deposits of $250,000 and over increased $9.9 million, or 14%, compared to $71.4 million at March 31, 2018, which included $16.7 million of deposits added from United American, and $4.3 million of deposits added from Tri-Valley, partially offset by a decrease of $11.1 million, or (15%), in the Company’s legacy deposits.

The cost of total deposits was 0.19%  for the second quarter of 2018, compared to 0.16% for the second quarter of 2017 and the  first quarter of 2018.  The total cost of deposits was 0.18% for the six months ended June 30, 2018, and 0.16% for the six months ended June 30, 2017.

Tangible equity increased to $249.6 million at June 30, 2018, compared to $217.4 million at June 30, 2017, and $220.0 million at March 31, 2018, primarily due to the Tri-Valley and United American acquisitions.  Tangible book value per share was $5.77 at June 30, 2018, compared to $5.70 at June 30, 2017, and $5.75 at March  31, 2018.

Accumulated other comprehensive loss was ($15.9) million at June 30, 2018, compared to ($6.5) million at June 30, 2017, and ($15.0) million at March 31, 2018. The unrealized gain (loss) on securities available-for-sale, net of taxes, included in accumulated other comprehensive loss was ($7.7) million at June 30, 2018, compared to unrealized gain of $280,000 at June 30, 2017, and an unrealized loss of ($6.8) million at March 31, 2018.  The components of accumulated other comprehensive loss, net of taxes, at June 30, 2018 include the following: an unrealized loss on securities available-for-sale of ($7.7) million; the remaining unamortized unrealized gain on securities available-for-sale transferred to held-to-maturity of $358,000; a split dollar insurance contracts liability of ($3.7) million; a supplemental executive retirement plan liability of ($5.5) million; and an unrealized gain on interest-only strip from SBA loans of $653,000.

On April 6, 2018, the Company completed its acquisition of Tri-Valley for a transaction value of $32.3 million. At closing the Company issued 1,889,613 shares of the Company’s common stock with an aggregate market value of $30.7 million on the date of closing.  The number of shares issued was based on a fixed exchange ratio of 0.0489 shares of the Company’s common stock for each outstanding share of Tri-Valley common stock. In addition, at closing the Company paid cash to the holder of a stock warrant and holders of outstanding stock options and related fees and fractional shares totaling $1.6 million. The Company recorded goodwill of $13.8 million for the Tri-Valley acquisition, which represents the excess of consideration paid for the nets assets acquired marked to their market values, as follows:

April 6, 2018
(Dollars in thousands)

Cash paid for:

Warrant	$889
Options	615
Other	91
Total cash paid	1,595

Issuance of 1,889,613 shares of common stock
to Tri-Valley shareholders at $16.26 per share	30,725

Total Consideration Paid	$32,320

Net assets pre-acquisition	$17,300

Fair value adjustments:
Loans receivable	(2,563)
Allowance for loan losses	1,969
Core deposit intangible	1,768
Below market lease	210
Time Deposits - Under $100	3
Time Deposits - $100 and Over	(40)
Other adjustments to goodwill	(392)
Total fair value adjustments	955
Deferred taxes on fair value adjustments	246

Fair value of net assets acquired	18,501

Excess of consideration paid over fair value of
net assets acquired = goodwill	$13,819

Tri-Valley’s results of operations have been included in the Company’s results of operations beginning April 7, 2018.

On May 4, 2018, the Company completed its acquisition of United American for a transaction value of $56.4 million.  At closing the Company issued 2,826,032 shares of the Company’s common stock with an aggregate market value of $47.3 million on the date of closing.  The number of shares issued was based on a fixed exchange ratio of 2.1644 shares of the Company’s common stock for each outstanding share of United American common stock and each common stock equivalent underlying the United American Series D Preferred Stock and Series E Preferred Stock. The shareholders of the United American Series A Preferred Stock and the Series B Preferred Stock received $1,000 cash for each share totaling $8.7 million and $435,000, respectively.  In addition, the Company paid $2,000 in cash for fractional shares, for total cash consideration of $9.1 million.  The Company recorded goodwill of $24.9 million for the United American acquisition, which represents the excess of consideration paid for the nets assets acquired marked to their market values, as follows:

May 4, 2018
(Dollars in thousands)
Consideration paid:
Cash paid for:
Series A Preferred Stock	$8,700
Series B Preferred Stock	435
Other	2
Total cash paid	9,137

Issuance of 2,826,032 shares of common stock
to United American shareholders at $16.73 per share	47,280

Total Consideration Paid	$56,417

Net assets pre-acquisition	$28,775

Fair value adjustments:
Investment securities	(992)
Loans receivable	(4,680)
Allowance for loan losses	2,952
Core deposit intangible	4,771
Below market lease	660
Time Deposits - Under $100	(51)
Other adjustments to goodwill	(125)
Total fair value adjustments	2,535
Deferred taxes on fair value adjustments	173

Fair value of net assets acquired	31,483

Excess of consideration paid over fair value of
net assets acquired = goodwill	$24,934

United American’s results of operations have been included in the Company’s results of operations beginning May 5, 2018.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Half Moon Bay, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Pleasanton, Redwood City, San Jose, San Mateo,  Sunnyvale, and Walnut Creek.  The Company will close the Half Moon Bay office on August 10, 2018. Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara, CA and provides business-essential working capital factoring financing to various industries throughout the United States.  For more information, please visit www.heritagecommercecorp.com.

Forward-Looking Statement Disclaimer

These forward-looking statements are subject to various risks and uncertainties that may be outside our control and our actual results could differ materially from our projected results.  Risks and uncertainties that could cause our financial performance to differ materially from our goals, plans, expectations and projections expressed in forward-looking statements include those set forth in our filings with the Securities and Exchange Commission, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and the following: (1) current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, high unemployment rates and overall slowdowns in economic growth should these events occur; (2) effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board; (3) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources; (4) volatility in credit and equity markets and its effect on the global economy; (5) changes in the competitive environment among financial or bank holding companies and other financial service providers; (6) changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits; (7) our ability to develop and promote customer acceptance of new products and services in a timely manner; (8) risks associated with concentrations in real estate related loans; (9) an oversupply of inventory and deterioration in values of California commercial real estate; (10) a prolonged slowdown in construction activity; (11) other than temporary impairment charges to our securities portfolio; (12) changes in the level of nonperforming assets and charge-offs and other credit quality measures, and their impact on the adequacy of the Company’s allowance for loan losses and the Company’s provision for loan losses; (13) our ability to raise capital or incur debt on reasonable terms; (14) regulatory limits on Heritage Bank of Commerce’s ability to pay dividends to the Company; (15) changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others; (16) operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; (17) our ability to keep pace with technological changes, including our ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, “hacking” and identity theft; (18) inability of our framework to manage risks associated with our business, including operational risk and credit risk; (19) risks of loss of funding of Small Business Administration or SBA loan programs, or changes in those programs; (20) effect and uncertain impact on the Company of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated by supervisory and oversight agencies implementing the new legislation; (21) significant changes in applicable laws and regulations, including those concerning taxes, banking and securities; (22) effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (23) costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; (24) availability of and competition for acquisition opportunities; (25) risks resulting from domestic terrorism; (26) risks of natural disasters and other events beyond our control; and (27) our success in managing the risks involved in the foregoing factors.

Member FDIC

	For the Quarter Ended:			Percent Change From:		For the Year Ended:
CONSOLIDATED INCOME STATEMENTS	June 30,	March 31,	June 30,	March 31,	June 30,	June 30,	June 30,	Percent
(in $000’s, unaudited)	2018	2018	2017	2018	2017	2018	2017	Change
Interest income	$31,980	$27,877	$26,107	15%	22%	$59,857	$50,804	18%
Interest expense	1,816	1,529	1,174	19%	55%	3,345	2,045	64%
Net interest income before provision for loan losses	30,164	26,348	24,933	14%	21%	56,512	48,759	16%
Provision (credit) for loan losses	7,198	506	(46)	1323%	15748%	7,704	275	2701%
Net interest income after provision
for loan losses	22,966	25,842	24,979	(11)%	(8)%	48,808	48,484	1%
Noninterest income:
Service charges and fees on deposit accounts	972	902	801	8%	21%	1,874	1,541	22%
Increase in cash surrender value of life insurance	237	363	420	(35)%	(44)%	600	842	(29)%
Gain on sales of SBA loans	80	235	164	(66)%	(51)%	315	488	(35)%
Servicing income	189	181	205	4%	(8)%	370	490	(24)%
Gain (loss) on sales of securities	179	87	—	106%	N/A	266	(6)	4533%
Other	1,123	427	703	163%	60%	1,550	1,233	26%
Total noninterest income	2,780	2,195	2,293	27%	21%	4,975	4,588	8%
Noninterest expense:
Salaries and employee benefits	14,806	9,777	9,209	51%	61%	24,583	18,695	31%
Occupancy and equipment	1,262	1,106	1,216	14%	4%	2,368	2,284	4%
Professional fees	(289)	684	673	(142)%	(143)%	395	1,744	(77)%
Other	9,083	4,423	4,156	105%	119%	13,506	7,859	72%
Total noninterest expense	24,862	15,990	15,254	55%	63%	40,852	30,582	34%
Income before income taxes	884	12,047	12,018	(93)%	(93)%	12,931	22,490	(43)%
Income tax (benefit) expense	(31)	3,238	4,569	(101)%	(101)%	3,207	8,503	(62)%
Net income	$915	$8,809	$7,449	(90)%	(88)%	$9,724	$13,987	(30)%

PER COMMON SHARE DATA
(unaudited)
Basic earnings per share	$0.02	$0.23	$0.20	(91)%	(90)%	$0.24	$0.37	(35)%
Diluted earnings per share	$0.02	$0.23	$0.19	(91)%	(89)%	$0.24	$0.36	(33)%
Weighted average shares outstanding - basic	41,925,616	38,240,495	38,070,042	10%	10%	40,083,056	38,014,020	5%
Weighted average shares outstanding - diluted	42,508,674	38,814,722	38,579,134	10%	10%	40,660,083	38,536,015	6%
Common shares outstanding at period-end	43,222,184	38,269,789	38,120,263	13%	13%	43,222,184	38,120,263	13%
Dividend per share	$0.11	$0.11	$0.10	0%	10%	$0.22	$0.20	10%
Book value per share	$8.01	$7.08	$7.06	13%	13%	$8.01	$7.06	13%
Tangible book value per share	$5.77	$5.75	$5.70	0%	1%	$5.77	$5.70	1%

KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	1.11%	13.22%	11.25%	(92)%	(90)%	6.52%	10.74%	(39)%
Annualized return on average tangible equity	1.49%	16.30%	14.00%	(91)%	(89)%	8.43%	13.41%	(37)%
Annualized return on average assets	0.12%	1.29%	1.12%	(91)%	(89)%	0.67%	1.07%	(37)%
Annualized return on average tangible assets	0.12%	1.31%	1.14%	(91)%	(89)%	0.69%	1.10%	(37)%
Net interest margin (fully tax equivalent)	4.30%	4.13%	4.07%	4%	6%	4.22%	4.06%	4%
Efficiency ratio	75.47%	56.02%	56.03%	35%	35%	66.44%	57.33%	16%

AVERAGE BALANCES
(in $000’s, unaudited)
Average assets	$3,046,566	$2,768,318	$2,671,476	10%	14%	$2,908,210	$2,628,076	11%
Average tangible assets	$2,961,335	$2,717,152	$2,619,351	9%	13%	$2,839,917	$2,575,777	10%
Average earning assets	$2,826,786	$2,598,954	$2,489,074	9%	14%	$2,713,500	$2,449,280	11%
Average loans held-for-sale	$3,410	$3,246	$4,238	5%	(20)%	$3,328	$5,461	(39)%
Average total loans	$1,835,001	$1,565,343	$1,503,149	17%	22%	$1,700,918	$1,496,176	14%
Average deposits	$2,622,580	$2,404,327	$2,330,517	9%	13%	$2,514,057	$2,300,204	9%
Average demand deposits - noninterest-bearing	$991,902	$945,848	$906,570	5%	9%	$969,002	$896,843	8%
Average interest-bearing deposits	$1,630,678	$1,458,479	$1,423,947	12%	15%	$1,545,055	$1,403,361	10%
Average interest-bearing liabilities	$1,670,033	$1,497,717	$1,438,178	12%	16%	$1,584,344	$1,410,553	12%
Average equity	$331,210	$270,339	$265,566	23%	25%	$300,943	$262,572	15%
Average tangible equity	$245,979	$219,173	$213,441	12%	15%	$232,650	$210,273	11%

	End of Period:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	June 30,	March 31,	June 30,	March 31,	June 30,
(in $000’s, unaudited)	2018	2018	2017	2018	2017
ASSETS
Cash and due from banks	$46,340	$30,454	$36,223	52%	28%
Other investments and interest-bearing deposits
in other financial institutions	177,448	271,535	229,790	(35)%	(23)%
Securities available-for-sale, at fair value	335,923	344,766	369,901	(3)%	(9)%
Securities held-to-maturity, at amortized cost	388,603	395,274	368,266	(2)%	6%
Loans held-for-sale - SBA, including deferred costs	5,745	2,859	3,720	101%	54%
Loans:
Commercial	609,468	572,790	610,658	6%	0%
Real estate:
CRE	1,030,884	775,547	731,537	33%	41%
Land and construction	128,891	113,470	82,873	14%	56%
Home equity	121,278	76,087	79,930	59%	52%
Residential mortgages	54,367	42,868	48,732	27%	12%
Consumer	12,060	10,958	13,360	10%	(10)%
Loans	1,956,948	1,591,720	1,567,090	23%	25%
Deferred loan fees, net	(315)	(519)	(766)	(39)%	(59)%
Total loans, net of deferred fees	1,956,633	1,591,201	1,566,324	23%	25%
Allowance for loan losses	(26,664)	(20,139)	(19,397)	32%	37%
Loans, net	1,929,969	1,571,062	1,546,927	23%	25%
Company-owned life insurance	61,414	61,177	59,990	0%	2%
Premises and equipment, net	7,355	7,203	7,595	2%	(3)%
Goodwill	84,417	45,664	45,664	85%	85%
Other intangible assets	12,293	5,348	6,163	130%	99%
Accrued interest receivable and other assets	73,700	50,206	58,661	47%	26%
Total assets	$3,123,207	$2,785,548	$2,732,900	12%	14%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand, noninterest-bearing	$1,002,053	$975,846	$948,774	3%	6%
Demand, interest-bearing	683,805	621,402	573,699	10%	19%
Savings and money market	827,304	688,217	634,802	20%	30%
Time deposits-under $250	72,030	49,861	54,129	44%	33%
Time deposits-$250 and over	81,379	71,446	147,242	14%	(45)%
CDARS - money market and time deposits	17,048	15,420	16,085	11%	6%
Total deposits	2,683,619	2,422,192	2,374,731	11%	13%
Subordinated debt, net of issuance costs	39,275	39,229	39,119	0%	0%
Accrued interest payable and other liabilities	54,044	53,136	49,819	2%	8%
Total liabilities	2,776,938	2,514,557	2,463,669	10%	13%

Shareholders’ Equity:
Common stock	299,224	219,208	216,788	37%	38%
Retained earnings	62,911	66,739	58,910	(6)%	7%
Accumulated other comprehensive loss	(15,866)	(14,956)	(6,467)	(6)%	(145)%
Total Shareholders' Equity	346,269	270,991	269,231	28%	29%
Total liabilities and shareholders’ equity	$3,123,207	$2,785,548	$2,732,900	12%	14%

	End of Period:			Percent Change From:
CREDIT QUALITY DATA	June 30,	March 31,	June 30,	March 31,	June 30,
(in $000’s, unaudited)	2018	2018	2017	2018	2017
Nonaccrual loans - held-for-investment	$26,034	$3,637	$2,987	616%	772%
Restructured and loans over 90 days past due and still accruing	511	158	171	223%	199%
Total nonperforming loans	26,545	3,795	3,158	599%	741%
Foreclosed assets	—	—	183	N/A	(100)%
Total nonperforming assets	$26,545	$3,795	$3,341	599%	695%
Other restructured loans still accruing	$265	$241	$121	10%	119%
Net charge-offs (recoveries) during the quarter	$673	$25	$(308)	2592%	319%
Provision (credit) for loan losses during the quarter	$7,198	$506	$(46)	1323%	15748%
Allowance for loan losses	$26,664	$20,139	$19,397	32%	37%
Classified assets	$32,264	$30,763	$7,485	5%	331%
Allowance for loan losses to total loans	1.36%	1.27%	1.24%	7%	10%
Allowance for loan losses to total nonperforming loans	100.45%	530.67%	614.22%	(81)%	(84)%
Nonperforming assets to total assets	0.85%	0.14%	0.12%	507%	608%
Nonperforming loans to total loans	1.36%	0.24%	0.20%	467%	575%
Classified assets to Heritage Commerce Corp Tier 1
capital plus allowance for loan losses	11%	12%	3%	(8)%	267%
Classified assets to Heritage Bank of Commerce Tier 1
capital plus allowance for loan losses	11%	11%	3%	0%	267%

OTHER PERIOD-END STATISTICS
(in $000’s, unaudited)
Heritage Commerce Corp:
Tangible common equity (1)	$249,559	$219,979	$217,404	13%	15%
Shareholders’ equity / total assets	11.09%	9.73%	9.85%	14%	13%
Tangible common equity / tangible assets (2)	8.25%	8.04%	8.11%	3%	2%
Loan to deposit ratio	72.91%	65.69%	65.96%	11%	11%
Noninterest-bearing deposits / total deposits	37.34%	40.29%	39.95%	(7)%	(7)%
Total risk-based capital ratio	13.5%	14.7%	14.4%	(8)%	(6)%
Tier 1 risk-based capital ratio	10.7%	11.7%	11.4%	(9)%	(6)%
Common Equity Tier 1 risk-based capital ratio	10.7%	11.7%	11.4%	(9)%	(6)%
Leverage ratio	8.7%	8.6%	8.5%	1%	2%
Heritage Bank of Commerce:
Total risk-based capital ratio	12.5%	13.5%	13.2%	(7)%	(5)%
Tier 1 risk-based capital ratio	11.4%	12.5%	12.2%	(9)%	(7)%
Common Equity Tier 1 risk-based capital ratio	11.4%	12.5%	12.2%	(9)%	(7)%
Leverage ratio	9.3%	9.1%	9.1%	2%	2%

(1)	Represents shareholders’ equity minus preferred stock, minus goodwill and other intangible assets

(2)	Represents shareholders’ equity minus preferred stock, minus goodwill and other intangible assets divided by total assets minus goodwill and other intangible assets

	For the Quarter Ended			For the Quarter Ended
	June 30, 2018			June 30, 2017
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000’s, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross (1)(2)	$1,838,411	$26,355	5.75%	$1,507,387	$21,207	5.64%
Securities - taxable	668,243	3,767	2.26%	629,387	3,442	2.19%
Securities - exempt from Federal tax (3)	88,102	708	3.22%	90,144	869	3.87%
Other investments and interest-bearing deposits
in other financial institutions	232,030	1,298	2.24%	262,156	893	1.37%
Total interest earning assets (3)	2,826,786	32,128	4.56%	2,489,074	26,411	4.26%
Cash and due from banks	38,949			33,627
Premises and equipment, net	7,368			7,606
Goodwill and other intangible assets	85,231			52,125
Other assets	88,232			89,044
Total assets	$3,046,566			$2,671,476

Liabilities and shareholders’ equity:
Deposits:
Demand, noninterest-bearing	$991,902			$906,570

Demand, interest-bearing	662,303	465	0.28%	582,024	302	0.21%
Savings and money market	793,846	619	0.31%	619,017	359	0.23%
Time deposits - under $100	22,650	23	0.41%	20,246	15	0.30%
Time deposits - $100 and over	136,048	129	0.38%	191,127	269	0.56%
CDARS - money market and time deposits	15,831	3	0.08%	11,533	1	0.03%
Total interest-bearing deposits	1,630,678	1,239	0.30%	1,423,947	946	0.27%
Total deposits	2,622,580	1,239	0.19%	2,330,517	946	0.16%

Subordinated debt, net of issuance costs	39,245	577	5.90%	14,187	228	6.45%
Short-term borrowings	110	—	0.00%	44	—	0.00%
Total interest-bearing liabilities	1,670,033	1,816	0.44%	1,438,178	1,174	0.33%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	2,661,935	1,816	0.27%	2,344,748	1,174	0.20%
Other liabilities	53,421			61,162
Total liabilities	2,715,356			2,405,910
Shareholders’ equity	331,210			265,566
Total liabilities and shareholders’ equity	$3,046,566			$2,671,476

Net interest income (3) / margin		30,312	4.30%		25,237	4.07%
Less tax equivalent adjustment (3)		(148)			(304)
Net interest income		$30,164			$24,933

(1)	Includes loans held-for-sale. Nonaccrual loans are included in average balance.

(2)

Yield amounts earned on loans include fees and costs. The accretion (amortization) of deferred loan fees (costs) into loan interest income was $32,000 for the second quarter of 2018, compared to $59,000 for the second quarter of 2017.

(3)	Reflects the fully tax equivalent adjustment for Federal tax-exempt income based on a 21% for the second quarter of 2018, and a 35% tax rate for the second quarter of 2017.

	For the Six Months Ended			For the Six Months Ended
	June 30, 2018			June 30, 2017
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000’s, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross (1)(2)	$1,704,246	$48,639	5.76%	$1,501,637	$41,605	5.59%
Securities - taxable	681,549	7,629	2.26%	588,753	6,319	2.16%
Securities - exempt from Federal tax (3)	88,285	1,418	3.24%	90,278	1,740	3.89%
Other investments and interest-bearing deposits
in other financial institutions	239,420	2,469	2.08%	268,612	1,749	1.31%
Total interest earning assets (3)	2,713,500	60,155	4.47%	2,449,280	51,413	4.23%
Cash and due from banks	36,460			33,233
Premises and equipment, net	7,336			7,566
Goodwill and other intangible assets	68,293			52,299
Other assets	82,621			85,698
Total assets	$2,908,210			$2,628,076

Liabilities and shareholders’ equity:
Deposits:
Demand, noninterest-bearing	$969,002			$896,843

Demand, interest-bearing	635,562	768	0.24%	570,697	590	0.21%
Savings and money market	741,841	1,062	0.29%	605,660	653	0.22%
Time deposits - under $100	19,983	35	0.35%	20,330	30	0.30%
Time deposits - $100 and over	131,525	327	0.50%	196,453	542	0.56%
CDARS - money market and time deposits	16,144	5	0.06%	10,221	2	0.04%
Total interest-bearing deposits	1,545,055	2,197	0.29%	1,403,361	1,817	0.26%
Total deposits	2,514,057	2,197	0.18%	2,300,204	1,817	0.16%

Subordinated debt, net of issuance costs	39,215	1,148	5.90%	7,133	228	6.45%
Short-term borrowings	74	—	0.00%	59	—	0.00%
Total interest-bearing liabilities	1,584,344	3,345	0.43%	1,410,553	2,045	0.29%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	2,553,346	3,345	0.26%	2,307,396	2,045	0.18%
Other liabilities	53,921			58,108
Total liabilities	2,607,267			2,365,504
Shareholders’ equity	300,943			262,572
Total liabilities and shareholders’ equity	$2,908,210			$2,628,076

Net interest income (3) / margin		56,810	4.22%		49,368	4.06%
Less tax equivalent adjustment (3)		(298)			(609)
Net interest income		$56,512			$48,759

(1)	Includes loans held-for-sale. Nonaccrual loans are included in average balance.

(2)

Yield amounts earned on loans include fees and costs. The accretion (amortization) of deferred loan fees (costs) into loan interest income was $249,000 for the first six months ended June 30, 2018, compared to $170,000 for the first six months ended June 30, 2017.

(3)	Reflects the fully tax equivalent adjustment for Federal tax-exempt income based on a 21% for the first six months ended June 30, 2018, and a 35% tax rate for the first six months ended June 30, 2017.